Exhibit (10)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form N-4 (No. 333-239752) (the “Registration Statement”) of our report dated March 11, 2021 relating to the statutory financial statements of New York Life Insurance and Annuity Corporation and consent to the incorporation by reference in the Registration Statement of our report dated April 7, 2021 relating to the financial statements of each of the investment divisions of NYLIAC Variable Annuity Separate Account-III indicated in our report. We also consent to the references to us under the headings “Financial Statements” and “Condensed Financial Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, New York
April 9, 2021